UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2019

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27038	94-3156479
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS employer Identification No.)

1 Wayside Road
Burlington, Massachusetts		01803
(Address of principal executive offices)		(Zip Code)

(781) 565-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	NUAN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Spin-Off and Related Agreements

On October 1, 2019 (the “Distribution Date”), Nuance Communications, Inc. (“Nuance” and, together with its consolidated subsidiaries, “we,” “us,” “our,” or the “Company”) completed the previously announced complete legal and structural separation and distribution to its stockholders of all of the outstanding shares of Cerence Inc. (“Cerence”), in a tax free spin-off (the “Spin-Off”). The distribution was made in the amount of one share of Cerence common stock for every eight shares of Nuance common stock (the “Distribution”) owned by Nuance’s stockholders of record as of 5:00 p.m. Eastern Time on September 17, 2019 (the “Record Date”), of the Distribution.

Following the previously announced sale transaction to third party non-affiliate purchasers of approximately 1.8% of the shares of Cerence common stock, Nuance distributed all of the remaining 35,740,709 shares of Cerence common stock held by Nuance in the Distribution on the Distribution Date. As a result of the Distribution, Cerence is now an independent public company trading under the symbol “CRNC” on the NASDAQ Global Select Market. The Spin-Off was made without the payment of any consideration or the exchange of any shares by Nuance’s stockholders.

On September 30, 2019, in connection with the Spin-Off, the Company entered into several agreements with Cerence that set forth the principal actions taken or to be taken in connection with the Spin-Off and that govern the relationship of the parties following the Spin-Off, including the following:

•	a Separation and Distribution Agreement;

•	a Tax Matters Agreement;

•	a Transition Services Agreement;

•	an Employee Matters Agreement;

•	an Intellectual Property Agreement; and

•	a Transitional Trademark License Agreement.

The descriptions included below of the Separation and Distribution Agreement, Tax Matters Agreement, Transition Services Agreement, Employee Matters Agreement, Intellectual Property Agreement and Transitional Trademark License Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such Separation and Distribution Agreement, Tax Matters Agreement, Transition Services Agreement, Employee Matters Agreement, Intellectual Property Agreement and Transitional Trademark License Agreement, respectively, which are attached as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with Cerence in advance of the Distribution. The Separation and Distribution Agreement sets forth our agreements with Cerence regarding the principal actions to be taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with Cerence following the Spin-Off.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of the Spin-Off so that we and Cerence retain the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement generally provides that the assets comprising Cerence’s business consist of those primarily related to Cerence’s current business and operations (except for intellectual property assets, which are allocated to provide Cerence with intellectual property rights with respect to technologies exclusively used by our former automotive business, and those intellectual property rights for which the development, enhancement and maintenance has historically been conducted by our former automotive business). The liabilities Cerence assumed in connection with the Spin-Off generally consist of those related to the past and future operations of Cerence’s business, including Cerence’s locations used in Cerence’s current operations. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Cerence.

Reorganization Transactions

The Separation and Distribution Agreement describes certain actions related to the Spin-Off that occurred prior to the Distribution. As part of the internal restructuring actions taken by us and Cerence, the following transactions occurred: (i) pursuant to a series of internal transfers to certain foreign subsidiaries that are now held under a Netherlands holding company, the non-U.S. assets and operations relating to Cerence’s business were separated from our other non-U.S. assets and operations, and the Netherlands holding company was in turn distributed to us in an internal spin-off, (ii) the U.S. assets and operations of Cerence’s business was contributed to a new U.S. holding company, (iii) employees relating to Cerence’s business that were previously employed by our subsidiaries that did not become subsidiaries of Cerence became employees of the appropriate Cerence subsidiaries, (iv) both of the new holding companies were contributed to Cerence, and (v) on the Distribution Date prior to the Distribution, Cerence incurred indebtedness and distributed the proceeds to us.

Intercompany Arrangements

All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between Cerence, on the one hand, and us, on the other hand, terminated and/or were repaid effective as of the Distribution Date or shortly thereafter, except specified agreements and arrangements that are intended to survive the Distribution.

Credit Support

Cerence agreed to use reasonable best efforts to arrange, prior to the Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support, other than certain specified credit support instruments, currently provided by or through us or any of our subsidiaries for the benefit of Cerence or any of Cerence’s subsidiaries.

Representations and Warranties

In general, neither we nor Cerence made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets have been transferred on an “as-is,” “where-is” basis.

Further Assurances

The parties will use reasonable best efforts to effect any transfers contemplated by the Separation and Distribution Agreement that have not been consummated prior to the Distribution as promptly as practicable following the Distribution Date. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Distribution.

The Distribution

The Separation and Distribution Agreement governs Cerence’s and our respective rights and obligations regarding the proposed Distribution. Prior to the Distribution, we delivered all of the issued and outstanding shares of Cerence common stock held by us to the distribution agent. Following the Distribution Date, the distribution agent will electronically deliver all of the shares of Cerence common stock previously held by us to our stockholders based on the distribution ratio. Our board of directors, in its sole and absolute discretion, determined the Record Date, the Distribution Date and the terms of the Spin-Off. In addition, we could have, at any time until the Distribution, decided to abandon the Distribution or modify or change the terms of the Distribution.

Conditions

The Separation and Distribution Agreement also provided that several conditions must be satisfied or, to the extent permitted by law, waived by us, in our sole and absolute discretion, before the Distribution could occur.

Exchange of Information

We and Cerence agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Cerence also agreed to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement. Each party also agreed to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.

Termination

Our board of directors, in its sole and absolute discretion, could have terminated the Separation and Distribution Agreement at any time prior to the Distribution.

Release of Claims

We and Cerence each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Distribution have been the other’s stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases are subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification

We and Cerence will each agree to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and Cerence’s respective businesses. The amount of either Cerence’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Tax Matters Agreement

We entered into a Tax Matters Agreement with Cerence that governs the respective rights, responsibilities and obligations of us and Cerence after the Distribution with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement generally provides that Cerence is responsible and will indemnify us for all taxes, including income taxes, sales taxes, VAT and payroll taxes, relating to Cerence’s business for all periods following the Distribution; and we are responsible and will indemnify Cerence for all taxes relating to Cerence’s business for all periods preceding the Distribution. In addition, the Tax Matters Agreement addresses the allocation of liability for taxes that were incurred as a result of restructuring activities undertaken to effectuate the Spin-Off. We have the right to control any audit or contest relating to any taxes with respect to all periods prior to the Distribution, but Cerence has the right to review and comment on our conduct of any such audit or contest, to the extent that Cerence could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

In addition, the Tax Matters Agreement provides that Cerence is required to indemnify us for any taxes (and reasonable expenses) resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state and local income tax law, as well as foreign tax law, where such taxes result from (a) breaches of covenants and representations Cerence made and agreed to in connection with the Spin-Off, (b) the application of certain provisions of U.S. federal income tax law to the these transactions or (c) any other action or omission (other than actions expressly required or permitted by the Separation and Distribution Agreement, the Tax Matters Agreement or other ancillary agreements) Cerence takes after the Distribution that gives rise to these taxes. We have the exclusive right to control the conduct of any audit or contest relating to these taxes, but Cerence has the right to review and comment on our conduct of any such audit or contest, to the extent that Cerence could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

The Tax Matters Agreement imposes certain restrictions on Cerence and Cerence’s subsidiaries (including restrictions on share issuances, redemptions or repurchases, business combinations, sales of assets and similar transactions) that are designed to address compliance with Section 355 and related provisions of the Code and are intended to preserve the tax-free nature of the Spin-Off. Under the Tax Matters Agreement, these restrictions apply for two years following the Distribution, unless Cerence or we obtain a private letter ruling from the IRS or an opinion of counsel, in each case acceptable to us in our reasonable discretion, that the restricted action would not impact the non-recognition treatment of the Spin-Off, or unless we otherwise give our consent for Cerence to take a restricted action. Even if Cerence does obtain such a private letter ruling or opinion, or we do otherwise consent to Cerence taking an otherwise restricted action, Cerence will remain liable to indemnify us in the event such restricted action gives rise to an otherwise indemnifiable liability. These restrictions may limit Cerence’s ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of Cerence’s business, and might discourage or delay a strategic transaction that Cerence’s stockholders may consider favorable.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which we will provide Cerence, and Cerence will provide us, with certain specified services for a limited time to help ensure an orderly transition following the Distribution. For a limited time after the Spin-Off, Cerence may request that additional services in the same functional categories as the specified services be provided by us to Cerence so long as such additional services were provided historically by us to Cerence’s business. The services are generally intended to be provided for a period no longer than twelve months following the Distribution, with a possibility to extend the term of each service up to an additional twelve months. Each party may terminate the agreement in its entirety in the event of a material breach of the agreement by the other party that is not cured within a specified time period. Each recipient party may also terminate the services on an individual basis upon prior written notice to the party providing the service.

The service recipient is required to pay to the service provider a fee equal to the cost of service specified for each service, which is billed on a monthly basis.

Cerence agreed to indemnify and hold us harmless from any damages to the extent arising out of our provision of the services unless such damages are the result of our gross negligence, willful misconduct, breach of the agreement or violation of law in providing services. Additionally, our liability is generally subject to a cap in the amount of fees actually received by us from Cerence in connection with the provision of the services. Cerence also generally indemnifies us for all liabilities to the extent arising out of our provision of the services unless such liabilities are the result of our gross negligence, willful misconduct, breach of the agreement or violation of law in providing services, in which case, we indemnify Cerence for such liabilities. These indemnification and liability terms are customary for agreements of this type.

Given the short-term nature of the Transition Services Agreement, Cerence is in the process of increasing its internal capabilities to eliminate reliance on us for the transition services we will provide Cerence as quickly as possible following the Spin-Off.

Employee Matters Agreement

We entered into an Employee Matters Agreement with Cerence that addresses employment and employee compensation and benefits matters. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which Cerence employees participated prior to the Spin-Off. Except as specifically provided in the Employee Matters Agreement, Cerence is generally responsible for all employment and employee compensation and benefits-related liabilities relating to Cerence’s employees, former employees and other service providers. In particular, Cerence assumed certain assets and liabilities with respect to Cerence’s current and former employees under certain of our U.S. and non-U.S. defined benefit pension plans (with assets and liabilities allocated based on formulas specified in the Employee Matters Agreement for each pension plan). Generally, except as may be provided in the Transition Services Agreement, each of Cerence’s employees ceased active participation in our compensation and benefit plans as of the Spin-Off. The Employee Matters Agreement also provides that Cerence establish certain compensation and benefit plans for the benefit of Cerence’s employees following the Spin-Off, including a 401(k) savings plan, which accepts direct rollovers of account balances from the Nuance 401(k) savings plan for any of Cerence’s employees who elect to do so. Generally, following the Spin-Off, Cerence assumed and is responsible for any annual bonus payments, including with respect to the year in which the Spin-Off occurs, and any other cash-based incentive or retention awards to Cerence’s current and former employees. Nuance long-term incentive compensation awards, including stock options and restricted stock units, held by Cerence employees are treated as described in “Executive and Director Compensation—Equity Plan” in Amendment No. 1 to Cerence’s Registration Statement on Form 10 (File No. 001-39030), filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2019 (the “Form 10”). The Employee Matters Agreement incorporates the indemnification provisions contained in the Separation and Distribution Agreement and described above. In addition, the Employee Matters Agreement provides that Cerence indemnify us for certain employee-related liabilities associated with the Transition Services Agreement.

Intellectual Property Agreement

We entered into an Intellectual Property Agreement with Cerence, pursuant to which Cerence granted to us, and we granted to Cerence, perpetual, non-exclusive, royalty-free licenses to certain patents and technology, as well as certain other intellectual property that have historically been shared between Cerence and us. The intellectual property licensed to Cerence under the Intellectual Property Agreement includes patents, software and technologies that have generally been more significant to our business, but are used in Cerence’s business following the Spin-Off, and are technologies in the general areas of automatic speech recognition and natural language understanding.

The patent and technology licenses are generally limited to the respective licensee’s defined field of use, and after the fifth anniversary of the Spin-Off, the technology licenses will extend to all fields. The field of use for intellectual property licensed from Nuance to Cerence is generally for the automotive industry and certain ancillary fields, including (i) providing customer service and call center solutions to vehicle manufacturers and transportation service providers and (ii) providing certain internet of things devices for the greater China market (excluding the healthcare and enterprise solutions markets). The field of use for intellectual property licensed from Cerence to Nuance is generally for industries other than the automotive industry. The Intellectual Property Agreement also provides arrangements for each of Cerence and us to utilize certain data used by both Cerence and us. In addition, Cerence agreed not to challenge our rights in its existing intellectual property rights or act to impair such intellectual property rights, and we agreed not to challenge Cerence’s rights in its existing intellectual property rights or act to impair such intellectual property rights. The non-exclusive license to Cerence will generally be transferable with any sale or transfer of an entity or line of business of Cerence that utilizes our intellectual property, and the license to us will generally be transferable with any sale or transfer of an entity or line of business of ours that utilizes Cerence’s intellectual property.

The Intellectual Property Agreement also contains certain provisions relating to the recordation of the transfers of intellectual property rights set forth in the Separation and Distribution Agreement.

Transitional Trademark License Agreement

We entered into a Transitional Trademark License Agreement with Cerence, pursuant to which we granted Cerence a non-exclusive, royalty free license to continue using certain of our trademarks, trade names and service marks with respect to the “Nuance” and “Dragon” brands in connection with the sale, marketing and other commercialization of Cerence’s products and services. The term of the licenses generally do not exceed six months. The Transitional Trademark License Agreement also provides that Cerence use commercially reasonable efforts to cease using the licensed trademarks as soon as reasonably practicable. The license to Cerence is generally transferable with any sale or transfer of an entity or line of business of Cerence’s that utilizes our trademarks.

Item 8.01	Other Events.

On October 1, 2019, Nuance issued a press release announcing the completion of the Spin-Off of Cerence. The full text of Nuance’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On October 1, 2019, Nuance completed the previously announced redemption of all of the $300.0 million aggregate principal amount of its outstanding 6.000% Senior Notes on October 1, 2019 (the “Redemption Date”) at a redemption price equal to 104.500% of the principal amount of the 6.000% Senior Notes, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Additionally, on October 1, 2019, prior to the consummation of the Spin-Off, Cerence entered into senior secured credit facilities (the “Senior Facilities”), which consisted of a $270.0 million aggregate principal amount senior secured term loan, of which approximately $153 million of the net proceeds were transferred to Nuance, and a $75.0 million senior secured revolving credit facility, of which nothing was drawn at the time of the Spin-Off. As a result of the Spin-Off, Nuance and its subsidiaries do not have any obligations under the Senior Facilities.

Nuance intends to file the information required by Item 2.01 as a result of the Distribution and the required pro forma financial information in a separate Current Report on Form 8-K within four business days of the Distribution.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Separation and Distribution Agreement, dated as of September 30, 2019, between Nuance Communications, Inc. and Cerence Inc.

10.1	Tax Matters Agreement, dated as of September 30, 2019, between Nuance Communications, Inc. and Cerence Inc.

10.2	Transition Services Agreement, dated as of September 30, 2019, between Nuance Communications, Inc. and Cerence Operating Company.

10.3	Employee Matters Agreement, dated as of September 30, 2019, between Nuance Communications, Inc. and Cerence Inc.

10.4	Intellectual Property Agreement, dated as of September 30, 2019, between Nuance Communications, Inc. and Cerence Inc.

10.5	Transitional Trademark License Agreement, dated as of September 30, 2019, between Nuance Communications, Inc. and Cerence Inc.

99.1	Press Release dated October 1, 2019, issued by the Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Daniel D. Tempesta
Daniel D. Tempesta
Executive Vice President and Chief Financial Officer

Date: October 1, 2019